As filed with the U.S. Securities and Exchange Commission on August 27, 2021

Registration No. 333–__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE
SECURITIES ACT OF 1933

Nxt-ID, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-0678374
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Nxt-ID, Inc.

288 Christian Street

Hangar C 2nd Floor

Oxford, CT 06478

(203) 266-2103

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chia-Lin Simmons
Chief Executive Officer
Nxt-ID, Inc.

288 Christian Street

Hangar C 2nd Floor

Oxford, CT 06478

(203) 266-2103

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David E. Danovitch, Esq. Scott M. Miller, Esq. Michael DeDonato, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060	Chia-Lin Simmons Nxt-ID, Inc. 288 Christian Street Hangar C 2nd Floor Oxford, CT 06478 (203) 266-2103

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ¨

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.0001 per share	2,007,160	(3)	$0.69	$1,384,940	$151.10
Common stock, par value $0.0001 per share, underlying December 2020 common stock purchase warrant	2,530,303	(4)	$0.69	$1,745,909	$190.48
Common stock, par value $0.0001 per share, underlying February 2021 common stock purchase warrants	1,952,032	(5)	$1.23	$2,400,999	$261.95
Common stock, par value $0.0001 per share, issuable upon conversion of or payment made on Series F Convertible Preferred Stock	10,666,664	(6)	$0.69	$7,359,998	$802.98
Common stock, par value $0.0001 per share, underlying August 2021 common stock purchase warrants	6,666,665	(7)	$0.78	$5,199,999	$567.32
Common stock, par value $0.0001 per share, underlying January 2021 common stock purchase warrant	2,469,136	(8)	1.525	$3,765,432	$410.81
Total	26,291,960		-	$21,857,277	$2,384.64

(1)	All shares of the registrant’s common stock, par value $0.0001 per share (the “Common Stock”), registered pursuant to this registration statement are to be offered by the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional shares of Common Stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of Common Stock outstanding.

(2)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(c) and/or Rule 457(g) under the Securities Act based on the average of the high and low sales prices of the Common Stock as of the Nasdaq Capital Market on August 26, 2021, which date is within five (5) business days of the filing of this registration statement.

(3)	Represents shares of Common Stock issued to one of the selling stockholders upon its exercise of a common stock purchase warrant issued to such selling stockholder in December 2020 on a cashless basis.

(4)	Represents the maximum number of shares of Common Stock issuable upon exercise of a common stock purchase warrant issued to one of the selling stockholders in December 2020.

(5)	Represents the maximum number of shares of Common Stock issuable upon exercise of the common stock purchase warrants issued to certain of the selling stockholders in February 2021.

(6)	Consists of an aggregate of up to 10,666,664 shares of Common Stock to be offered for resale by certain of the selling stockholders named herein that are issuable upon conversion of an aggregate of 1,333,333 shares of the registrant’s Series F Convertible Preferred Stock, par value $0.0001 per share (the “Series F Preferred Stock”), issued to such selling stockholders on August 16, 2021, assuming a Conversion Price (as such term is defined in the Certificate of Designation of Preferences, Rights and Limitations of the Series F Preferred Stock) of $0.375 per share for such shares of Series F Preferred Stock.

(7)	Represents the maximum number of shares of Common Stock issuable upon exercise of the common stock purchase warrants issued to certain of the selling stockholders in August 2021.

(8)	Represents the maximum number of shares of Common Stock issuable upon exercise of a common stock purchase warrant issued to one of the selling stockholders in January 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 27, 2021

2,007,160 Shares of Common Stock

Up to 13,618,136 Shares of Common Stock underlying Warrants

Up to 10,666,664 Shares of Common Stock Issuable Upon Conversion of or Payment Made on Shares of Series F Convertible Preferred Stock

Nxt-ID, Inc.

This prospectus relates to the offer and resale of up to an aggregate of 26,291,960 shares of common stock of Nxt-ID, Inc. (the “Company”, “Nxt-ID”, “we”, “us” or “our”), as follows: (i) 2,007,160 shares (the “Shares”) of our common stock, par value $0.0001 per share (the “Common Stock”), issued upon exercise, on a cashless basis, of a common stock purchase warrant that had been issued by us pursuant to a securities purchase agreement, dated as of December 16, 2020 (the “December Purchase Agreement”) in connection with our concurrent registered direct and private placement offerings that closed on December 18, 2020 (collectively, the “December Offering”); (ii) 13,618,136 shares of Common Stock issuable upon exercise of certain outstanding common stock purchase warrants issued by us, of which: (a) up to 2,530,303 shares of Common Stock (the “December Warrant Shares”) are issuable upon exercise of a common stock purchase warrant (the “December Warrant”) issued by us in connection with the December Offering; (b) up to 1,952,032 shares of Common Stock (the “February Warrant Shares”) are issuable upon exercise of common stock purchase warrants (the “February Warrants”) issued by us pursuant to a securities purchase agreement, dated as of January 29, 2021 (the “January Purchase Agreement”), in connection with concurrent registered direct and private placement offerings that closed on February 3, 2021 (collectively, the “February Offering”), in which we issued shares of Series E Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series E Preferred Stock”), and common stock purchase warrants exercisable for shares of Common Stock; (c) up to 2,469,136 shares of Common Stock (the “January Warrant Shares”) are issuable upon exercise of a common stock purchase warrant (the “January Warrant”) issued by us pursuant to a Warrant Amendment and Exercise Agreement, dated as of January 8, 2021 (the “Amendment Agreement”); and (d) up to 6,666,665 shares of Common Stock (the “August Warrant Shares”, and together with the January Warrant Shares, the February Warrant Shares and the December Warrant Shares, the “Warrant Shares”) are issuable upon exercise of common stock purchase warrants (the “August Warrants”, and together with the December Warrant, the January Warrant and the February Warrants, the “Warrants”) issued by us in connection with a private placement offering that closed on August 16, 2021 (the “August Offering”); and (iii) up to 10,666,664 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of an aggregate of 1,333,333 shares of Series F Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series F Preferred Stock”) (assuming a conversion price of $0.375 per share for such shares (the “Conversion Price”) pursuant to the Certificate of Designation of Preferences, Rights and Limitations of the Series F Preferred Stock (the “Series F Certificate of Designation”)), which were issued along with the August Warrants pursuant to a securities purchase agreement, dated as of August 13, 2021 (the “August Purchase Agreement”, and together with the December Purchase Agreement, the Amendment Agreement and the January Purchase Agreement, the “Purchase Agreements”).

The Shares, the Warrant Shares, the Warrants, the shares of Series F Preferred Stock and the Conversion Shares are referred to collectively herein as the “Securities” and the holders of the Shares, the Warrant Shares, the Warrants, the shares of Series F Preferred Stock and the Conversion Shares are each referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders.” For additional information regarding the issuance of the Securities, see “Registered Direct Offerings and Private Placements” beginning on page 21.

This prospectus also covers any additional shares of Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders and pursuant to the terms of the Series F Certificate of Designation by reason of stock splits, stock dividends and other events described therein.

The Shares, the Warrant Shares and the Conversion Shares will be resold from time to time by the Selling Stockholders listed in the section titled “Selling Stockholders” beginning on page 23.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Shares, the Warrant Shares and the Conversion Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the Shares. the Warrant Shares and the Conversion Shares offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Shares, Warrant Shares or Conversion Shares hereunder following the effective date of this registration statement. We provide more information about how Selling Stockholders may sell their Shares, Warrant Shares and the Conversion Shares in the section titled “Plan of Distribution” on page 30.

We are registering the Shares, the Warrant Shares and the Conversion Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders in the offering described in this prospectus, we will receive $0.49 per share upon the cash exercise of the December Warrant, $1.23 per share upon the cash exercise of each of the February Warrants, $1.525 per share upon the cash exercise of the January Warrant and $0.78 per share upon the cash exercise of each of the August Warrants. Upon the exercise of the Warrants for all 13,618,136 Warrant Shares by payment of cash, however, we will receive aggregate gross proceeds of approximately $12,606,278. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares, the Warrant Shares and the Conversion Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares, the Warrant Shares and the Conversion Shares.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “NXTD.” Due to recent volatility in the stock market in general, the market price of our Common Stock has been and may likely be volatile in the future. The last reported sale price for our Common Stock on Nasdaq on August 26, 2021 was $0.686 per share.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 12 and in the documents which are incorporated by reference herein to read about factors you should consider before investing in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2021.

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 26,291,960 shares of Common Stock, consisting of 2,007,160 Shares, 13,618,136 Warrant Shares and 10,666,664 Conversion Shares. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of Common Stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of shares of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “Nxt-ID,” “Company,” “we,” “our” and “us” refer to Nxt-ID, Inc., a Delaware corporation.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein before making a decision about whether to invest in our Common Stock. All references to “we,” “us,” “our,” and the “Company” refer to Nxt-ID, Inc., unless we specifically state otherwise or the context indicates otherwise.

Company Overview

Nxt-ID provides technology products and services for healthcare applications. We have extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization, sensor technologies and healthcare applications.

Our wholly-owned subsidiary, LogicMark, LLC (“LogicMark”), manufactures and distributes non-monitored and monitored personal emergency response systems (“PERS”) sold through the United States Department of Veterans Affairs (the “VA”), healthcare durable medical equipment dealers and distributors and monitored security dealers and distributors.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization designated the novel coronavirus disease 2019 (“COVID-19”) as a global pandemic. Sales volumes and the related revenues for most of our products and services were significantly impacted during the latter portion of the second quarter and throughout the balance of 2020 as a result of the healthcare industry’s focus on COVID-19 prevention and treatment, which impacted the markets we serve, in particular the VA hospital and clinics. Sales of our products and services have continued to be impacted as various policies were implemented by federal, state and local governments in response to the COVID-19 pandemic, the public remains wary of real or perceived opportunities for exposure to the virus. We believe the extent of the COVID-19 pandemic’s impact on our operating results and financial condition has been and will continue to be driven by many factors, most of which are beyond our control and ability to forecast. Although we have experienced some positive trends during the first six months of 2021, because of these uncertainties, we cannot estimate how long or to what extent the pandemic will impact our operations. As a result of prolonged effects of the COVID-19 pandemic, we may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. Accordingly, our securityholders could suffer a reduction in the value of our securities that they hold if the trading price of our Common Stock is adversely impacted due to such market perceptions.

In light of broader macro-economic risks and already known impacts on certain industries that use our products and services, during 2020 we took targeted steps to lower our operating expenses because of the COVID-19 pandemic. We continue to monitor the impacts of COVID-19 on our operations closely and this situation could change based on a significant number of factors that are not entirely within our control and are discussed in this and other sections of this prospectus and the information incorporated by reference to the registration statement of which this prospectus forms a part. We do not expect there to be material changes to our assets on our balance sheet or our ability to timely account for those assets.

To date, travel restrictions and border closures have not materially impacted our ability to obtain inventory or manufacture or deliver products or services to customers; however, they have impacted our ability to develop new markets and visit certain facilities, particularly VA hospitals. We have taken steps to restrain and monitor our operating expenses and continue to monitor the trends in our business and broader economy to ensure that we properly track any material changes to the relationship between costs and revenues.

Healthcare

Overview

With respect to the healthcare market, our business initiatives are driven by LogicMark, which serves a market that enables two-way communication, medical device connectivity and patient data tracking of key vitals through sensors, biometrics, and security to make home health care a reality. There are four (4) major trends driving this market: (1) an increased desire for connectivity; specifically, a greater desire for connected devices by people over 60 years of age who now represent the fastest growing demographic for social media; (2) the growth of “TeleHealth”, which is the means by which telecommunications technologies are meeting the increased need for health systems to better distribute doctor care across a wider range of health facilities, making it easier to treat and diagnose patients; (3) rising healthcare costs – as healthcare spending continues to outpace the economy, the need to reduce hospital readmissions, increase staffing efficiency and improve patient engagement remain the highest priorities; and (4) the critical shortage of labor in the home healthcare industry, creating an increased need for technology to improve communication to home healthcare agencies by their clients. Together, these trends have produced a large and growing market for us to serve. LogicMark has built a successful business on emergency communications in healthcare. We have a strong business relationship with the VA today, serving veterans who suffer from chronic conditions that often require emergency assistance. Our strategic plan calls for expanding LogicMark’s business into other healthcare verticals as well as retail and enterprise channels in order to better serve the expanding demand for connected and remote healthcare solutions.

Home healthcare is an emerging area for LogicMark. The long-term trend toward more home-based healthcare is a massive shift that is being driven by demographics (an aging population) and basic economics. People also value autonomy and privacy which are important factors in determining which solutions will suit the market. Consumers are beginning to enjoy the benefits of smart home technologies and online digital assistants.

Our Healthcare Monitoring Market Opportunity

PERS devices are used to call for help and medical care during an emergency. These devices are also used by a wide patient pool, as well as the general population, to ensure safety and security when living or traveling alone. The global medical alert systems market caters to different end-users across the healthcare industry, including individual users, hospitals and clinics, assisted living facilities and senior living facilities. The growing demand for home healthcare devices is mainly driven by an aging population, rising healthcare costs and a severe shortage of workers in the home healthcare market worldwide. It is very beneficial for seniors who have a history of falling or have been identified as having a high fall risk, older individuals who live alone and people who have mobility issues. We believe that the aging population will spur the usage of medical alert systems across the globe, as they offer safety and medical security while being affordable and accessible.

Global PERS Market Growth

Source: Kenneth Research 2020

The PERS market is divided into three (3) device segments: landline-based PERS, mobile PERS, and standalone devices. The global PERS market is projected to grow at a compound annual growth rate (“CAGR”) of 5.8% to $4.5 billion in 2028, benefiting from strong demographic tailwinds. As landline usage continues to decrease, other technologies such as cellular and WiFi will be used for in-home systems. According to Kenneth Research, North America, Asia and Europe are the largest markets for PERS, accounting for approximately 37%, 31% and 24% of total sales, respectively, in 2028. According to Kenneth Research, improvements in healthcare infrastructure and emerging economies will fuel growth and significantly improve the relative market share of the rest of world regions.

Our Health Care Products

LogicMark produces a range of products within the PERS market and has differentiated itself by offering “no monthly fee” products, which only require a one-time purchase fee, instead of a recurring monthly contract. The “no monthly fee” products contact family, friends or 911 directly, eliminating the monthly fee from a monitoring center.  As a result, we believe LogicMark’s products are typically the most cost-effective PERS option. LogicMark’s non-monitored solution offers a significant value proposition over monitored solutions.

The cost of ownership of a monitored solution, which includes a monthly service fee, can be as much as $1,500 to $3,000 over a five-year period. This compares to a one-time purchase of a LogicMark no monthly fee device, which provides a similar level of security for a purchase price as low as one tenth of that amount.

LogicMark offers both traditional (i.e., landline) and mPERS (i.e., cell-based) options. Our no monthly fee products are sold primarily through the VA and healthcare distributors.

LogicMark offers monitored products that are primarily sold by dealers and distributors for the monitored product channel. LogicMark sells its devices to the dealers and distributors, who in turn offer the devices to consumers as part of their product/service offering. The service providers charge consumers a monthly monitoring fee for the associated monitoring service. These products are monitored by a third-party central station.

Our Health Care Competition

LogicMark offers a wide variety of products, enabling it to cater to users with different levels of health and safety needs. Compared to its competitors, we believe LogicMark’s PERS products offer enhanced functionality at the best value due to the one-time purchase for non-monitored solutions.

The chart below summarizes LogicMark’s product offering versus those of its competitors:

Our Health Care Business Strategy

We intend to expand LogicMark’s product distribution by using larger distributors who can leverage the consumer value proposition of offering a one-time device purchase as opposed to a leased monthly solution. We also intend to apply our technology to the next generation of PERS devices that will have greater functionality, innovative design and clinical monitoring capability. We believe that there is further potential for expansion in the domestic and international retail and institutional/senior living markets, and we intend to take advantage of this through a new product offering, Notifi911+, which is a non-monitored device developed for direct-to-consumer sales through retail channels and direct marketing initiatives. We are also seeking to leverage our PERS experience to develop new offerings to serve the home healthcare and senior living markets with WiFi notification services.

Overall, our healthcare division, through LogicMark, is positioned to take advantage of favorable market dynamics, a stable revenue-producing customer base, a differentiated product line, a robust new product development pipeline and compelling growth opportunities.

Payments and Financial Technology

Overview

Between 2017 and 2019, we also conducted a payment credential management business through our former wholly-owned subsidiary, Fit-Pay, Inc. (“Fit Pay”). With the approval of our board of directors (the “Board”), and upon similar terms and conditions to those set forth in that loan agreement, we entered into a non-binding letter of intent for a potential sale of Fit Pay, excluding certain assets on August 6, 2019. In connection with the letter of intent, the purchaser advanced $500,000 of non-interest bearing working capital for Fit Pay. On September 9, 2019, we completed the sale of Fit Pay to Garmin International, Inc. for $3.32 million in cash. After the closing of the sale of our Fit Pay business, we terminated conducting any further business related to payment credential management.

Our Intellectual Property

Our ability to compete effectively depends to a significant extent on our ability to protect our proprietary information. We currently rely and will continue to rely primarily on patents and trade secret laws and confidentiality procedures to protect our intellectual property rights. We have filed the following patent applications, nineteen of which have been awarded to date:

THE UN-PASSWORD™: RISK AWARE END-TO-END MULTI-FACTOR AUTHENTICATION VIA DYNAMIC PAIRING

Filed March 17, 2014

Application Number 14/217,202

Patent Number 9,407,619

METHOD TO LOCALLY VALIDATE IDENTITY WITHOUT PUTTING PRIVACY AT RISK

Filed September 1, 2015

Application Number 14/842,252

Patent Number 10,282,535

METHOD TO LOCALLY VALIDATE IDENTITY WITHOUT PUTTING PRIVACY AT RISK

Filed May 6, 2019

Application Number 16/404,044

METHODS AND SYSTEMS RELATED TO MULTI-FACTOR, MULTIDIMENSIONAL, MATHEMATICAL, HIDDEN AND MOTION SECURITY PINS

Filed August 1, 2016

Application Number 15/224,998

Patent Number 10,565,569

COMPONENTS FOR ENHANCING OR AUGMENTING WEARABLE ACCESSORIES BY ADDING ELECTRONICS THERETO

Filed September 2, 2015

Application Number 14/843,930

Patent Number 10,395,240

COMPONENTS FOR ENHANCING OR AUGMENTING WEARABLE ACCESSORIES BY ADDING ELECTRONICS THERETO

Filed August 22, 2019

Application Number 16/550,698

THE UN-PASSWORD: RISK AWARE END-TO-END MULTI-FACTOR AUTHENTICATION VIA DYNAMIC PAIRING

Filed March 14, 2016

Application Number 15/068,834

Patent Number 10,015,154

THE UN-PASSWORD: RISK AWARE END-TO-END MULTI-FACTOR AUTHENTICATION VIA DYNAMIC PAIRING

Filed July 2, 2018

Application Number 16/025,992

Patent Number 10,609,014

SYSTEM AND METHOD TO AUTHENTICATE ELECTRONICS USING ELECTRONIC-METRICS

Filed July 5, 2016

Application No. 15/202,553

Patent Number 10,419,428

SYSTEM AND METHOD TO AUTHENTICATE ELECTRONICS USING ELECTRONIC-METRICS

Filed September 15, 2019

Application No. 16/571,171

Patent Number 10,841,301

PREFERENCE DRIVEN ADVERTISING SYSTEM AND METHOD

Filed July 15, 2016

Application Number 15/212161

Patent Number 10,643,245

PREFERENCE DRIVEN ADVERTISING SYSTEM AND METHOD

Filed May 4, 2020

Application Number 16/687,487

AN EVENT DETECTOR FOR ISSUING A NOTIFICATION RESPONSIVE TO OCCURRENCE OF AN EVENT

Filed July 27, 2018

Application Number 16/048,181

METHOD AND SYSTEM TO IMPROVE ACCURACY OF FALL DETECTION USING MULTI-SENSOR FUSION

Filed December 17, 2018

Application Number 16/222,359

METHOD AND SYSTEM TO REDUCE INFRASTRUCTURE COSTS WITH SIMPLIFIED INDOOR LOCATION AND RELIABLE COMMUNICATIONS

Filed November 11, 2019

Application Number 16/679,494

WIRELESS CENTRALIZED EMERGENCY SERVICES SYSTEM

Filed January 15, 2008

Application Number 12/007,740

Patent Number 8,275,346

VOICE-EXTENDING EMERGENCY RESPONSE SYSTEM

Filed September 5, 2008

Application Number 12/230,841

Patent Number 8,121,588

LIST-BASED EMERGENCY CALLING DEVICE

Filed March 11, 2009

Application Number 12/402,304

Patent Number 8,369,821

ALARM SIGNALING DEVICE AND ALARM SYSTEM

Filed February 2, 2005

Application Number 10/523,115

Patent Number 7,312,709

FALL DETECTION SYSTEM HAVING A FLOOR HEIGHT THRESHOLD AND A RESIDENT HEIGHT DETECTION DEVICE

Filed June 27, 2008

Application Number 12/216,053

Patent Number 7,893,844

APPARATUS AND METHOD FOR LOCATING AND UPDATING LOW-POWER WIRELESS COMMUNICATION DEVICES

Filed August 24, 2014

Application Number 14/467,268

Patent Number 9,472,088

APPARATUS AND METHOD FOR LOCATING AND UPDATING LOW-POWER WIRELESS COMMUNICATION DEVICES

Filed September 8, 2016

Application Number 15/259,247

Patent Number 9,900,737

ALARM SIGNALING DEVICE AND ALARM SYSTEM

Canadian patent

Filed August 1, 2003

Application Number 2,494,166

Patent Number 2,494,166

APPARATUS AND METHOD FOR LOCATING AND UPDATING LOW-POWER WIRELESS COMMUNICATION DEVICES

Canadian Patent

Filed August 11, 2015

Application Number 2,900,180

We enter into confidentiality agreements with our consultants and key employees, and maintain control over access to and distribution of our technology, software and other proprietary information. The steps that we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us.

We do not generally conduct exhaustive patent searches to determine whether the technology used in our products infringes on the patents that are held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

We may face claims by third parties that our products or technology infringe their patents or other intellectual property rights in the future. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or seek to obtain licenses from third parties to continue to offer our products. Any efforts to re-engineer our products or obtain licenses on commercially reasonable terms may not be successful, which would prevent us from selling our products, and in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operations.

Corporate Information

History

We were incorporated in the State of Delaware on February 8, 2012. We are a security technology company and we currently operate our business in one segment – hardware and software security systems and applications. We are engaged in the development of proprietary products and solutions that serve multiple end markets, including the security, healthcare, financial technology and the Internet of Things (“IoT”) markets. We evaluate the performance of our business on, among other things, profit and loss from operations. With extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization, and sensor technologies, we develop and market solutions for payment, IoT and healthcare applications.

Our wholly-owned subsidiary, LogicMark, manufactures and distributes non-monitored and monitored personal emergency response systems sold through the VA, healthcare durable medical equipment dealers and distributors and monitored security dealers and distributors.

Our principal executive offices are located at 288 Christian Street, Hangar C, 2nd Floor, Oxford, Connecticut 06478, and our telephone number is (203) 266-2103. Our website address is www.nxt-id.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus. The information on our website is not part of this prospectus.

Recent Developments

Closing of August Offering and Designation of Series F Preferred Stock

As previously disclosed on the Company’s Current Report on Form 8-K filed with the SEC on August 17, 2021 (the “August 17th Form 8-K”), we closed the August Offering, pursuant to which we issued to the Selling Stockholders, in consideration for an aggregate investment of $4,000,000 and pursuant to the August Purchase Agreement, (i) an aggregate of 1,333,333 shares of our Series F Convertible Preferred Stock, par value $0.0001 per share (the “Series F Preferred Stock”) and (ii) the August Warrants, which each have a term of five and a half (5.5) years and are exercisable on February 16, 2022 for an aggregate of up to 6,666,665 shares of Common Stock at an exercise price of $0.78 per share, subject to customary adjustments thereunder. The 1,333,333 shares of Series F Preferred Stock are convertible, at the option of such Selling Stockholders, subject to beneficial ownership limitations, into such number of shares equal to the Stated Value (valued at $3.00 per share in the Certificate of Designation of Preferences, Rights and Limitations of the Series F Preferred Stock (the “Series F Certificate of Designation”)) divided by the Conversion Price (valued at $0.60 per share in the Series F Certificate of Designation), which Conversion Price is subject to adjustment as follows: (i) upon the SEC declaring effective the registration statement of which this prospectus forms a part (the “Resale Registration Statement”), the Conversion Price will equal 90% of the average VWAPs (as defined in the Series F Certificate of Designation) reported on Nasdaq for the five consecutive trading days after the effective date of the Resale Registration Statement (the “Conversion Price Reset Calculation Period”) if 90% of the average VWAPs for such period is lower than the Conversion Price in effect at the time of the effective date of the Resale Registration Statement; and (ii) upon the closing of the next follow on public offering of the Company, the Conversion Price will equal the public offering price of the shares of Common Stock and accompanying warrants offered in connection with such public offering if such public offering price is lower than the Conversion Price in effect at the time of the closing this offering, all subject to a floor Conversion Price of $0.375 per share (the “Floor Price”). The maximum number of shares of Common Stock issuable upon conversion of the 1,333,333 shares of Series F Preferred Stock at the Floor Price is 10,666,664 shares of Common Stock.

In connection with the August Offering, on August 16, 2021, the Company filed with the Secretary of State of the State of Delaware (i) the Series F Certificate of Designation establishing the rights, preferences, privileges, qualifications, restrictions, and limitations relating to the Series F Preferred Stock, and (ii) an Elimination of the Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock in order to eliminate and cancel all designations, rights, preferences and limitations of our shares of the Series E Preferred Stock. For more information on the preferences, rights and limitations of the Series F Preferred Stock, see the Form of Series F Certificate of Designation, filed as an exhibit to the August 17th Form 8-K.

Settlement Agreement with GDMSAI

As previously disclosed on the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2021, the Company entered into a settlement agreement, effective August 11, 2021 (the “Settlement Agreement”), with Giesecke+Devrient Mobile Security America, Inc. (“GDMSAI”) to settle an ongoing dispute between the parties (the “Dispute”) with regard to the payment of dividends under the Company’s Certificate of Designations, Preferences and Rights of Series C Non-Convertible Voting Preferred Stock (the “Series C Certificate of Designations”). Pursuant to the Settlement Agreement, the Company has agreed to compensate GDMSAI in cash in full satisfaction of the amounts that GDMSAI asserted it is owed for past dividend payments under the Series C Certificate of Designations, with such payment obligations to be guaranteed by LogicMark, subject to the senior obligations to the Company’s senior lender, CrowdOut Capital LLC (“CrowdOut”). In addition, pursuant to the Settlement Agreement, each of the Company and GDMSAI have agreed to withdraw their respective filings with the Court of Chancery for the State of Delaware regarding the Dispute and have agreed that such payments to GDMSAI will be in full settlement and satisfaction of any obligations of the Company with respect to any litigation or proceedings relating to the Dispute.

Resignation of Vincent S. Miceli from the Board

As previously disclosed on the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2021, Vincent S. Miceli notified the Company on August 9, 2021 of his decision to resign from the Board and as Chairman of the Board, effective immediately. Mr. Miceli did not resign due to any disagreement between the Company and Mr. Miceli, or any matter related to the Company s operations, policies or practices.

Interim Chief Financial Officer and Consulting Agreement

As previously disclosed on the Company’s Current Report on Form 8-K filed with the SEC on July 21, 2021, the Board formally appointed Mark Archer to the role of Interim Chief Financial Officer of the Company. In connection with such appointment, the Company entered into a consulting agreement, effective as of July 15, 2021, with FLG Partners, pursuant to which the Company has agreed to compensate FLG Partners for its engagement of Mr. Archer's services to the Company in such role.

Appointment of Chief Executive Officer

As previously disclosed on the Company’s Current Report on Form 8-K filed with the SEC on June 17, 2021, Chia-Lin Simmons was appointed the roles of Chief Executive Officer of the Company and member of the Board, effective June 14, 2021. In connection therewith, the Company entered into an employment agreement with Ms. Simmons, dated as of June 8, 2021 and effective as of June 14, 2021 upon ratification of the Board (the “Simmons Employment Agreement”). Pursuant to the Simmons Employment Agreement, Ms. Simmons agreed to serve as our Chief Executive Officer in consideration for an annual cash salary, incentive bonuses as determined by the Board, a one-time sign-on bonus, and employee benefits, including health and disability insurance. Additionally, pursuant to the Simmons Employment Agreement and as a material inducement to Ms. Simmons’ acceptance of employment with the Company, the Company offered Ms. Simmons shares of restricted stock of the Company, which was approved by the Board’s compensation committee, and issued in accordance with Nasdaq Listing Rule 5635(c)(4) outside of the Company’s 2017 Stock Incentive Plan and 2013 Long-Term Stock Incentive Plan. In connection with the Stock Award, the parties entered into a restricted stock award Agreement on June 14, 2021, which agreement contemplates that the restricted shares vest over a 48-month period commencing on June 14, 2021. One fourth of such shares will vest on June 14, 2022 and thereafter, 1/36 of such shares will vest on the first day of each subsequent month until all such shares have vested.

CrowdOut Waiver

As previously disclosed in the Company’s Current Report on Form 8-K, filed with the SEC on May 9, 2019, the Company is a party to that certain Senior Secured Credit Agreement, dated May 3, 2019 (the “Credit Agreement”) between the Company and CrowdOut. The Credit Agreement provides, among other things, that any money judgment involving (i) in any individual case an amount in excess of $100,000 or (ii) in the aggregate at any time an amount in excess of $250,000 entered or filed against the Company that remains undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days will constitute an event of default. On May 25, 2021, CrowdOut agreed to waive Section 8.01(h) of the Credit Agreement for a period of 30-days, for a $5,000 monitoring fee, upon the Delaware Chancery Court entering a judgment in favor of GDMSAI against the Company in the amount of $540,000 plus interest. See also “Prospectus Summary – Recent Developments – Settlement Agreement with GDMSAI”.

Senior Secured Debt Prepayment

On May 3, 2021, the Company made a prepayment to CrowdOut of approximately $3.0 million in principal of its senior secured debt. As a result of such prepayment, the Company reduced the outstanding principal amount to approximately $2.2 million. On July 1, 2021, the Company, made a $1,064,627 voluntary prepayment on such term loan. The Company did not incur a prepayment premium as it relates to such voluntary prepayment. After such prepayment, the Company’s term loan balance was $0. As a result of such prepayment, as of the date of this prospectus, the Company has an outstanding exit fee of $1,072,500 due to CrowdOut in connection with such loan.

Regaining Compliance with Nasdaq Listing Requirements

On August 16, 2021, we received a letter from The Nasdaq Stock Market LLC, stating that The Nasdaq Stock Market LLC’s Hearing’s Panel (the “Panel”) has determined to grant the Company’s request to remain listed on Nasdaq (the “August Letter”), subject to the following conditions: (i) on or before August 19, 2021, the Company will have completed its planned private investment in public equity transaction, (ii) on or before August 26, 2021, the Company will have filed with the SEC a registration statement for the completion of a public offering, (iii) on or before September 15, 2021, the Company will have completed such public offering pursuant to such registration statement, (iv) on or before October 15, 2021, the Company will hold its planned special meeting of its stockholders to obtain approval to effect a reverse split of its Common Stock and Series C Non-Convertible Voting Preferred Stock of the Company, par value $0.0001 per share (the “Series C Preferred Stock”), and (v) on or before November 1, 2021, the Company will have demonstrated compliance with Nasdaq Listing Rule 5550(a)(2). On August 16, 2021, the Company closed the August Offering, which the Company believes resulted in compliance with the first condition listed in the August Letter described above. The Company has filed a registration statement on Form S-1 on August 26, 2021 in order to comply with the second condition listed in the August Letter described above, and intends to complete the offering of securities registered on such registration statement on or prior to September 15, 2021 in order to comply with the third condition listed in the August Letter described above, which condition is subject to the SEC declaring such registration statement effective prior to such date. The Company intends to hold its planned special meeting of its stockholders to effect such reverse split in order to comply with the fourth condition listed in the August Letter described above, and has filed a preliminary proxy statement with the SEC on July 23, 2021 regarding such special meeting. It is the Company’s intention that upon demonstrating compliance with conditions (i)-(iv) listed in the August Letter, it will be able to demonstrate compliance with Nasdaq Listing Rule 5550(a)(2) on or before November 1, 2021 to satisfy the fifth condition listed in the August Letter and described above.

As previously disclosed on our Current Report on Form 8-K that we filed with the SEC on May 24, 2019, we initially received written notice from the staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC indicating that we were not in compliance with Nasdaq Listing Rule 5550(a)(2) because the closing bid price of our Common Stock had closed below $1.00 per share for the previous 30 consecutive business days (the “Minimum Bid Price Requirement”) and had 180 calendar days from the date therein to regain compliance, which was extended due to the global market impact caused by COVID-19 to August 3, 2020. We subsequently received a further extension from the Nasdaq Stock Market LLC requiring us to evidence a closing bid price of our Common Stock above $1.00 per share for at least ten consecutive trading days by February 1, 2021.

As previously disclosed on our Current Report on Form 8-K that we filed with the SEC on January 5, 2021, as a result of the closing bid price of our Common Stock having closed above $1.00 per share for at least ten consecutive trading days prior to February 1, 2021, we received a letter from The Nasdaq Stock Market LLC, dated January 4, 2021 (the “Nasdaq Letter”), confirming that we had, at that time, regained compliance with the Minimum Bid Price Requirement, but remained subject to a monitoring period until July 5, 2021 (the “Monitor Period”), pursuant to which (i) we were required to notify the Panel in writing in the event that the closing bid price of our Common Stock fell below $1.00 on any trading day and in the event we are not in compliance with any other applicable listing requirement and (ii) if the closing bid price of the Common Stock remained under $1.00 for thirty (30) consecutive trading days at any point during the Monitor Period, the Panel (or a newly convened Panel if the initial Panel was unavailable) was required to provide written notice to us that it would promptly conduct a hearing with regards to such deficiency

Subsequently, on June 18, 2021, we received a determination letter from The Nasdaq Stock Market LLC (the “June Letter”) stating that we had failed to maintain compliance with the Minimum Bid Price Requirement. As of May 27, 2021, the closing bid price of the Common Stock had not been at least $1.00 for thirty (30) consecutive trading days during the Monitor Period, resulting in the issuance of the June Letter to us, which advised us that our Common Stock was subject to delisting from Nasdaq, but providing us an opportunity to appeal such delisting determination by requesting a hearing with the Panel. We subsequently requested a hearing before the Panel to appeal the June Letter, which hearing was held on July 29, 2021 (the “July Hearing”). Subsequently, we received the August Letter described above.

There can be no assurance that the Company will be able to comply with all of the obligations placed on us by the Panel pursuant to the August Letter or The Nasdaq Stock Market LLC, and, assuming that we are able to comply with such obligations, that we will be able to continue to comply with the listing standards of The Nasdaq Stock Market LLC in the future, including the Minimum Bid Price Requirement. If we fail to meet all of the conditions listed in the August Letter, our Common Stock will be delisted from Nasdaq. Additionally, assuming we are able to comply with all such obligations, if we fail to comply with all applicable Nasdaq listing requirements now or in the future, our Common Stock may be subject to delisting from Nasdaq.

Legal Proceedings

On February 24, 2020, Michael J. Orlando, one of our former directors and our former Chief Operating Officer, as shareholder representative (the “Shareholder Representative”), and the other stockholders of Fit Pay (collectively, the “Fit Pay Shareholders”), filed a lawsuit in the United States District Court for the Southern District of New York against the Company, CrowdOut Capital, LLC, and Garmin International, Inc. (the “Complaint”). See Orlando v. Nxt-ID, Inc. No. 20-cv-1604 (S.D.N.Y.). The Complaint alleges that the Company has breached certain contractual obligations under a merger agreement, dated May 23, 2017, between Fit Pay and the Company, regarding certain future, contingent earnout payments allegedly that could be owed to the Fit Pay Shareholders from future revenues. The Complaint seeks unspecified monetary damages from the defendants. While we believe that these claims are without merit and we plan to vigorously defend the action, there is no assurance that we will be successful in such defense. On May 12, 2020, the Company filed an answer and counterclaims alleging, among other things, fraud and breach of fiduciary duty of the Shareholder Representative as well as arguing that the Shareholder Representative should be estopped from pursuing these claims. The Company has moved for summary judgment to have the lawsuit dismissed. In March 2021, following our successful application to stay all discovery, the court granted CrowdOut and Garmin’s separate motions to dismiss. The Shareholder Representative’s claim against the Company still remains and the Company’s motion for summary judgment is still pending.

THE OFFERING

This prospectus relates to the offer and resale by the Selling Stockholders of up to 26,291,960 shares of Common Stock, consisting of 2,007,160 Shares, up to 13,618,136 Warrant Shares and up to 10,666,664 Conversion Shares. All of the Shares, Warrant Shares and Conversion Shares, when sold, will be sold by the Selling Stockholders. The Selling Stockholders may sell the Shares, the Warrant Shares and the Conversion Shares, from time to time at prevailing market prices or at privately negotiated prices.

Shares of Common Stock offered by the Selling Stockholders:	Up to 26,291,960 shares of Common Stock.

Shares of Common Stock outstanding after completion of this offering (assuming full (i) exercise of the Warrants that are exercisable for the Warrant Shares offered hereby and (ii) full conversion of the shares of Series F Preferred Stock into the Conversion Shares offered hereby and a Conversion Price of $0.375 per share):	79,603,858shares of Common Stock (1).

Use of proceeds:	We will not receive any of the proceeds from any sale of the Shares, the Warrant Shares or the Conversion Shares by the Selling Stockholders. We may receive proceeds in the event that any of the Warrants are exercised for cash at their applicable exercise prices per share, which may result in aggregate gross proceeds of up to approximately $12,606,278 if all Warrants are fully exercised in cash. Any proceeds that we receive from the exercise of the Warrants will primarily be used for product development, working capital and liability reduction purposes. See “Use of Proceeds.”

Risk factors:	An investment in the Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 12 and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq symbol:	Our Common Stock is listed on Nasdaq under the symbol “NXTD”.

(1)	Shares of our Common Stock that will be outstanding after this offering is based on 53,311,898 shares of Common Stock outstanding as of August 26, 2021, and excludes the following as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 16,044,798 shares of Common Stock at a weighted average exercise price of approximately $1.32 per share and (ii) the exercise of outstanding options granted to certain directors of the Company to purchase up to an aggregate of 408,584 shares of Common Stock at a weighted average exercise price of $0.59 per share.

RISK FACTORS

Holding the shares of Common Stock offered under this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference herein before you decide to invest in our Common Stock. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. Any of the risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our Common Stock.

Risks Related to this Offering and Ownership of Our Common Stock

If we are not able to comply with all of the conditions listed in the Panel’s August Letter or the applicable continued listing requirements or standards of the Nasdaq Capital Market, our Common Stock could be delisted from such exchange.

Our Common Stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to remain in compliance with Nasdaq’s listing standards or if we do later fail to comply and subsequently regain compliance with Nasdaq’s listing standards, that will be able to continue to comply with the applicable listing standards. If we are unable to maintain compliance with these Nasdaq requirements, our Common Stock will be delisted from Nasdaq.

On August 16, 2021, we received the August Letter from The Nasdaq Stock Market LLC, stating that the Panel has determined to grant the Company’s request to remain listed on Nasdaq, subject to the following conditions: (i) on or before August 19, 2021, the Company will have completed its planned private investment in public equity transaction, (ii) on or before August 26, 2021, the Company will have filed with the SEC a registration statement for the completion of a public offering, (iii) on or before September 15, 2021, the Company will have completed such public offering pursuant to such registration statement, (iv) on or before October 15, 2021, the Company will hold its planned special meeting of its stockholders to obtain approval to effect a reverse split of its Common Stock and Series C Preferred Stock, and (v) on or before November 1, 2021, the Company will have demonstrated compliance with Nasdaq Listing Rule 5550(a)(2). On August 16, 2021, the Company closed the August Offering, which the Company believes resulted in compliance with the first condition listed in the August Letter described above. The Company has filed a registration statement on Form S-1 on August 26, 2021 in order to comply with the second condition listed in the August Letter described above, and intends to complete the offering of the securities registered on such registration statement on or prior to September 15, 2021 in order to comply with the third condition listed in the August Letter described above, which condition is subject to the SEC declaring such registration statement effective prior to such date. The Company intends to hold its planned special meeting of its stockholders to effect such reverse split in order to comply with the fourth condition listed in the August Letter described above, and has filed a preliminary proxy statement with the SEC on July 23, 2021 regarding such special meeting. It is the Company’s intention that upon demonstrating compliance with conditions (i)-(iv) listed in the August Letter, it will be able to demonstrate compliance with Nasdaq Listing Rule 5550(a)(2) on or before November 1, 2021 to satisfy the fifth condition listed in the August Letter and described above.

We had previously received the Nasdaq Letter from The Nasdaq Stock Market LLC, dated January 4, 2021, notifying us that we had, at that time, regained compliance with the Minimum Bid Price Requirement, as a result of the closing bid price of our Common Stock having closed above $1.00 per share for at least ten consecutive trading days prior to February 1, 2021, but remained subject to the Monitor Period until July 5, 2021. Subsequently, on June 18, 2021, we received the June Letter from The Nasdaq Stock Market LLC, stating that we had failed to maintain compliance with the Minimum Bid Price Requirement. As of May 27, 2021, the closing bid price of the Common Stock had not been at least $1.00 for thirty (30) consecutive trading days during the Monitor Period, resulting in the issuance of the June Letter to us, which advised us that our Common Stock was subject to delisting from Nasdaq, but providing us an opportunity to appeal such delisting determination by requesting a hearing with the Panel. We subsequently requested a hearing before the Panel to appeal the June Letter, which hearing was held on July 29, 2021 (the “July Hearing”). Subsequently, we received the August Letter described above.

There can be no assurance that the Company will be able to comply with all of the obligations placed on us by the Panel pursuant to the August Letter or The Nasdaq Stock Market LLC, and, assuming that we are able to comply with such obligations, that we will be able to continue to comply with the listing standards of The Nasdaq Stock Market LLC in the future, including the Minimum Bid Price Requirement. If we fail to meet all of the conditions listed in the August Letter, our Common Stock will be delisted from Nasdaq. Additionally, assuming we are able to comply with all such obligations, if we fail to comply with all applicable Nasdaq listing requirements now or in the future, our Common Stock may be subject to delisting from Nasdaq. See – “Prospectus Summary – Recent Developments – Regaining Compliance with Nasdaq Listing Requirements.”

In the event that our Common Stock is delisted from Nasdaq, as a result of our failure to comply with all of the obligations imposed on us in the August Letter, or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, and is not eligible for quotation on another market or exchange, trading of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange. Additionally, in the event of such delisting, the holders of our Series F Preferred Stock will have the right to request that the Company redeem such shares in cash, which could materially and adversely affect our business, operating results and financial condition.

The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of Common Stock at or above the offering price of the securities in this offering, which may result in substantial losses to you.

The market for our Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our Common Stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our Common Stock could, for example, decline precipitously in the event that a large number of our Common Stock is sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of Common Stock on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock regardless of our operating performance.

Because of volatility in the stock market in general, the market price of our Common Stock will also likely be volatile.

The stock market in general, and the market for stocks of healthcare technology companies in particular, has been highly volatile. As a result, the market price of our Common Stock is likely to be volatile, and investors in our Common Stock may experience a decrease, which could be substantial, in the value of their shares of Common Stock or the loss of their entire investment for a number of reasons, including reasons unrelated to our operating performance or prospects. The market price of our Common Stock could be subject to wide fluctuations in response to a broad and diverse range of factors, including those described elsewhere in this “Risk Factors” section and this prospectus and the following:

●	recent price volatility and any known risks of investing in our Common Stock under these circumstances;

●	the market price of our Common Stock prior to the recent price volatility;

●	any recent change in financial condition or results of operations, such as in earnings, revenues or other measure of company value that is consistent with the recent change in the prices of our Common Stock; and

●	risk factors addressing the recent extreme volatility in stock price, the effects of a potential “short squeeze” due to a sudden increase in demand for our Common Stock as a result of current investor exuberance associated with technology-related stocks, the impact that this offering could have on the price of our Common Stock and on investors where there is a significant number of shares of Common Stock being offered relative to the number of shares of our Common Stock currently outstanding and, to the extent that the Company expects to conduct additional offerings in the future to fund its operations or provide liquidity, the dilutive impact of those offerings on investors that purchase such shares in the offering at a significantly higher price.

We will have broad discretion as to any proceeds that we receive from the cash exercise by any holders of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Shares or the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $12,606,278 in aggregate gross proceeds from cash exercises of the Warrants, based on the applicable per share exercise prices of the December Warrant, the February Warrants and the August Warrants, and to the extent that we receive such proceeds, we intend to use such proceeds for product development, working capital and liability reduction purposes. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of such proceeds, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of Common Stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Substantial future sales of shares of our Common Stock could cause the market price of our Common Stock to decline.

We expect that significant additional capital will be needed in the near future to continue our planned operations. Sales of a substantial number of shares of our Common Stock in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Stock.

Moreover, after this offering, holders of our securities or their transferees, may be entitled to specified rights with respect to the registration of the offer and sale of their shares of Common Stock underlying such securities under the Securities Act. Registration of the offer and sale of such shares of Common Stock under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

A large number of shares of Common Stock may be sold in the market following this offering and upon the SEC declaring effective this registration statement on the Form S-3, which may significantly depress the market price of our Common Stock.

The Shares, the Warrant Shares and the Conversion Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. A portion of the number of shares of Common Stock registered for resale on this registration statement includes an aggregate of 10,666,664 shares of Common Stock issuable upon conversion of the outstanding shares of Series F Preferred Stock, assuming the Conversion Price of such shares equals the Floor Price. Further, as the Conversion Price of such shares may decrease below the default Conversion Price of $0.60 to reflect the Conversion Price Reset Calculation Period, depending on the price of our Common Stock for the five days following the date on which this registration statement is declared effective, resulting in the issuance of more shares of Common Stock than would have been issuable prior to this registration statement being declared effective and prior to this offering, in the event that the holders of the Series F Preferred Stock opt to convert such shares. Prospectus Summary – Recent Developments – Closing of August Offering and Designation of Series F Preferred Stock”. Additionally, the Company has filed with the SEC on August 26, 2021 a registration statement on Form S-1 in connection with an offering of $17,250,000 of shares of Common Stock and accompanying warrant, which amount includes the number of shares and warrants issuable upon full exercise of the underwriters’ over-allotment option. Upon the SEC declaring such registration statement effective, a large number of shares of Common Stock may be sold in the offering, in addition to the number of freely tradeable shares that would be issuable upon exercise of such warrants registered in connection with such offering. As a result, a substantial number of shares of our Common Stock may be sold in the public market following this offering and upon the SEC declaring our registration statement on Form S-1 effective. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute the ownership of the Common Stock. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of Common Stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our Common Stock. Additionally, we may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over such stockholders, it may negatively impact the trading price of our shares of Common Stock.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation, as amended (“Certificate of Incorporation”), authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board. Our Board is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of the Company. For example, it would be possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. The Series C Preferred Stock currently ranks senior to the Common Stock and our Series F Preferred Stock and any class or series of capital stock created after the Series C Preferred Stock and has a special preference upon the liquidation of the Company. The Series F Preferred Stock currently ranks senior to the Common Stock and any class or series of capital stock created after the Series F Preferred Stock and has a special preference upon the liquidation of the Company. For further information regarding our shares of (i) Series C Preferred Stock, please refer to the Certificate of Designation filed as an exhibit to, and the disclosure contained in, the Series C Certificate of Designations filed as an exhibit to, and the disclosure contained in, our Current Report on Form 8-K filed with the SEC on May 30, 2017 and (ii) Series F Preferred Stock, please refer to the Form of Series F Certificate of Designation filed as an exhibit to, and the disclosure contained in, our Current Report on Form 8-K filed with the SEC on August 17, 2021.

If and when a larger trading market for our Common Stock develops, the market price of our Common Stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares of Common Stock at or above the offering price of the shares of Common Stock in this offering.

The market price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenues and operating expenses;

●	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our Common Stock or other securities by us or in the open market;

●	changes in the market valuations of other comparable companies; and

●	other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the recent outbreak of COVID-19, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our Common Stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our Common Stock. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

We may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution to our stockholders.

Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus and the registration statement of which this prospectus forms a part, including the documents incorporated by reference herein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering, and such recipients should not rely on this information.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Common Stock may depend in part on the research and reports that securities or industry analysts may publish about us or our business, our market and our competitors. We do not have any control over such analysts. If one or more such analysts downgrade or publish a negative opinion of our Common Stock, our share price would likely decline. If analysts do not cover our Company or do not regularly publish reports on us, we may not be able to attain visibility in the financial markets, which could have a negative impact on our share price or trading volume.

We do not anticipate paying dividends in the foreseeable future; you should not invest in our shares of Common Stock if you expect dividends.

The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant.  If we do not pay dividends, our shares of Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Additionally, the holder of our shares of Series C Preferred Stock are entitled to receive dividends pursuant to the Series C Certificate of Designations and the holders of our shares of Series F Preferred Stock are entitled to receive dividends pursuant to the Series F Certificate of Designations. The Series C Certificate of Designations requires us to pay cash dividends on our Series C Preferred Stock on a quarterly and cumulative basis at a rate of five percent (5%) per annum commencing on the date of issuance of such shares, which rate increases to fifteen percent (15%) per annum in the event that the Company’s market capitalization is $50 million or greater for thirty consecutive days. Since inception and to date, we have declared and paid an aggregate of approximately $660,921 in dividends on our shares of Series C Preferred Stock. See also “Prospectus Summary – Recent Developments – Settlement Agreement with GDMSAI”. The Series F Certificate of Designation requires us to pay dividends on our Series F Preferred Stock at a rate of ten percent (10%) per annum commencing on the date of issuance of such shares, which are payable until the earlier of the date on which such shares are converted or twelve months from such date of issuance. To date, we have not declared or paid dividends on our shares of Series F Preferred Stock, but we expect to declare and pay dividends on such shares as required by the Series F Certificate of Designation.

Subject to the payment of dividends on our shares of Series C Preferred Stock and Series F Preferred Stock, we currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a stockholder’s ability to buy and sell our shares Common Stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our shares of Common Stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

Risks Relating to our Business

We are uncertain of our ability to generate sufficient revenue and profitability in the future.

We continue to develop and refine our business model, but we can provide no assurance that we will be able to generate a sufficient amount of revenue, from our business in order to achieve profitability. It is not possible for us to predict at this time the potential success of our business. The revenue and income potential of our proposed business and operations are currently unknown. If we cannot continue as a viable entity, you may lose some or all of your investment in our Company.

We incurred a net loss from operations of $994,562 for the six months ended June 30, 2021 ($211,672 for the quarter then ended). As of June 30, 2021, we had cash and stockholders’ equity of $3,242,925 and $17,359,830, respectively. At June 30, 2021, the Company had a working capital deficiency of $1,230,275. We cannot provide any assurance that we will be able to raise additional cash from equity financings, secure debt financing, and/or generate revenue from the sales of our products. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations.

Our business, financial condition and results of operations may be adversely affected by the recent coronavirus outbreak or other similar epidemics or adverse public health developments

The pandemic resulting from COVID-19 has caused many governments to implement quarantines and significant restrictions on travel, and to advise that people remain at home where possible and avoid crowds. This has led to many businesses shutting down or limiting operations as well as greater uncertainty in financial markets. To date, an economic downturn and other adverse impacts resulting from COVID-19 have resulted in our distributors and/or the VA significantly reducing orders for our products. Continuing effects of COVID-19, or other similar epidemics or adverse public health developments, may in all likelihood, extend these reduced product orders and continue the inability of our distributors and/or the VA to pay us for orders, for an undeterminable period of time. Delays and disruptions, such as difficulty obtaining components and temporary suspension of operations, have resulted in our existing inventory levels not being sufficient, and our business, financial condition and results of operations have been materially and adversely affected, as a result of a slowdown and suspension in our business. In the event that this slowdown and/or suspension carries on for a long period of time, this will, in all likelihood, continue to have a material adverse impact on our business. As a result of the current or future epidemics, we have been and may also continue to be impacted by shutdowns, employee impacts from illness and other community response measures meant to prevent spread of the virus, all of which has and may continue to negatively impact our business, financial condition and results of operations. Further, if we are regularly unable to meet our obligations to deliver our products to distributors and/or the VA, they may decide to terminate or reduce their distribution arrangements with us and our business could be adversely affected. As a result of prolonged effects of the COVID-19 pandemic, we may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. Accordingly, our securityholders could suffer a reduction in the value of our securities that they hold if the trading price of our Common Stock is adversely impacted due to such market perceptions. The extent to which COVID-19 will continue to impact our results will depend on future developments, which are highly uncertain and will include emerging information concerning the severity of COVID-19 and the actions taken by governments and private businesses to attempt to contain the virus. See “Prospectus Summary – Company Overview – COVID-19 Pandemic” for current information on the effects of the COVID-19 pandemic on our business.

Our business, financial condition and results of operations may be adversely affected if we are unsuccessful in our current litigation with certain stockholders of Fit Pay.

On February 24, 2020, the Shareholder Representative and the Fit Pay Shareholders filed a lawsuit in the United States District Court for the Southern District of New York against the Company, CrowdOut and Garmin International, Inc. See Orlando v. Nxt-ID, Inc. No. 20-cv-1604 (S.D.N.Y.). The Complaint alleges that the Company has breached certain contractual obligations under a merger agreement, dated May 23, 2017, between Fit Pay and the Company, regarding certain future, contingent earnout payments allegedly that could be owed to the Fit Pay Shareholders from future revenues. The Complaint seeks unspecified monetary damages from the defendants. While we believe that these claims are without merit and we plan to vigorously defend the action, there is no assurance that we will be successful in such defense. On May 12, 2020, the Company filed an answer and counterclaims alleging, among other things, fraud and breach of fiduciary duty of the Shareholder Representative as well as arguing that the Shareholder Representative should be estopped from pursuing these claims. The Company has moved for summary judgment to have the lawsuit dismissed. In March 2021, following our successful application to stay all discovery, the court granted CrowdOut and Garmin’s separate motions to dismiss. Orlando’s claim against the Company still remains and the Company’s motion for summary judgement is still pending.

In the event that we are unsuccessful in the defense of this lawsuit, we could be required to pay the Fit Pay Shareholders substantial damages which would, in all likelihood, have a material adverse effect on our business, financial condition and results of operations.

If we were to fail to comply with the payment obligations pursuant to, or otherwise default on our obligations under, the Settlement Agreement that we entered into with GDMSAI, our business, operating results and financial condition would be adversely affected.

Effective August 11, 2021, we and GDMSAI entered into the Settlement Agreement in order to settle the ongoing Dispute with regard to the payment of dividends under the Series C Certificate of Designations. Pursuant to the Settlement Agreement, we have agreed to pay GDMSAI a cash payment of $750,000 in full satisfaction of the amounts that GDMSAI asserted it is owed for past dividend payments under the Series C Certificate of Designations, $250,000 to have been paid within two business days after the effective date of the Settlement Agreement, and the remainder of which shall be paid to GDMSAI in monthly installments ending on November 30, 2021, with such payment obligations to be guaranteed by the Company’s wholly-owned subsidiary, LogicMark, subject to the senior obligations to the Company’s senior lender, CrowdOut. However, in the event that we fail to repay GDMSAI pursuant to the terms of the Settlement Agreement, all remaining payments due under the Settlement Agreement will be due within seven (7) days of the date on which such payment was not made, plus a penalty payment of 10% of such remaining balance due. Additionally, in the event of such failure to repay or other material breach, we have agreed to repay all of GDMSAI’s legal expenses in enforcing such repayment obligations upon such breach. Any such material breach and resulting repayment obligations could have a material adverse effect on our business, financial condition and results of operations.

If we are required to redeem the shares of Series F Preferred Stock pursuant to the Series F Certificate of Designation, our business, operating results and financial condition would be adversely affected.

On August 16, 2021, we filed the Series F Certificate of Designation with the Secretary of State of Delaware in connection with the August Offering and our issuance of an aggregate of 1,333,333 shares of our Series F Preferred Stock to the August Investors. Pursuant to the Series F Certificate of Designation, in the event that the Common Stock is delisted from Nasdaq, the August Investors will have a right to request that the Company redeem their shares of Series F Preferred Stock in cash. In the event that we are required to redeem such shares of Series F Preferred Stock, this could have a material adverse effect on our business, financial condition and results of operations.

We are presently a small company with too limited resources and personnel to establish a comprehensive system of internal controls. If we fail to maintain an effective system of internal controls, we would not be able to accurately report our financial results on a timely basis or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results would be harmed. We may in the future discover areas of our internal controls that need improvement. For example, because of size and limited resources, our external auditors may determine that we lack the personnel and infrastructure necessary to properly carry out an independent audit function. Although we believe that we have adequate internal controls for a company with our size and resources, we are not certain that the measures that we have in place will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, would harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls would also cause investors to lose confidence in our reported financial information, which would have a negative effect on our company and the trading price of our Common Stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

As of December 31, 2020, we have identified certain matters that constituted material weaknesses in our internal controls over financial reporting. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Common Stock. As of June 30, 2021, our management concluded that such material weaknesses in our internal controls over financial reporting continue to exist.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in this prospectus and in our other filings with the SEC incorporated by reference to the registration statement of which this prospectus forms a part,, contains forward-looking statements within the meaning of Section 21(E) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. These forward-looking statements include, without limitation: statements regarding proposed new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of our management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. You should review our subsequent reports filed with the SEC described in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference,” all of which are accessible on the SEC’s website at www.sec.gov.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, all of the information in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity, size and growth, does not take into account the effects that COVID-19 has had on such industry and market.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

REGISTERED DIRECT OFFERINGS AND PRIVATE PLACEMENTS

December Offering

On December 18, 2020, we closed the December Offering, which was conducted pursuant to the December Purchase Agreement, whereby we issued to certain of the Selling Stockholders in a registered direct offering (i) an aggregate of 1,515,151 shares of Series D Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series D Preferred Stock”), convertible into an aggregate of up to 3,030,303 shares of Common Stock, and (ii) common stock purchase warrants exercisable for up to 1,000,000 shares of Common Stock (the “December Registered Direct Warrants”) at an exercise price of $0.49 per share, subject to customary adjustments thereunder, which were exercisable immediately upon issuance and have five year terms. Such registered direct offering closed concurrently with the closing of a private placement transaction pursuant to which we issued to such Selling Stockholders common stock purchase warrants to purchase up to an aggregate of 5,060,606 shares of Common Stock, including the December Warrant, at an exercise price of $0.49 per share, subject to customary adjustments thereunder, which were initially exercisable for five and one-half years commencing six months after their issuance date, which terms were subsequently modified to permit them to be immediately exercisable for five years commencing on their issuance date. The December Offering resulted in gross proceeds of $2 million, before deducting any offering expenses, and the net proceeds from the December Offering were used to fund further production and distribution of the Company’s new 4G product, finalize testing and the initial production run of the Company’s new WiFi Notify product, restructuring of the Company’s website to promote direct to consumer sales of its products, and for working capital and other general corporate purposes. As of the date of this prospectus, (i) all 1,515,151 shares of Series D Preferred Stock issued to the Selling Stockholders in the December Offering have been converted into an aggregate of 3,030,303 shares of Common Stock, (ii) all December Registered Direct Warrants issued to the Selling Stockholders in the December Offering have been exercised for 1,000,000 shares of Common Stock, and (iii) an unregistered common stock purchase warrant was exercised by one of the Selling Stockholders on a cashless basis and such Selling Stockholder was issued the 2,007,160 Shares. On February 1, 2021, the Company filed a certificate with the Secretary of State of the State of Delaware eliminating and canceling all designations, rights, preferences and limitations of the Series D Preferred Stock, and all shares of Series D Preferred Stock resumed the status of authorized but unissued shares of preferred stock of the Company.

January Warrant Exchange

On January 8, 2021, we entered into a Warrant Amendment and Exercise Agreement (the “Amendment Agreement”) with one of the Selling Stockholders, which had held a common stock purchase warrant, dated April 4, 2019, previously issued by the Company to such Selling Stockholder exercisable for up to 2,469,136 shares of Common Stock (the “Original Warrant”). In consideration for each exercise of the Original Warrant that occurred within 45 calendar days of the date of the Amendment Agreement, in addition to the issuance of the shares of Common Stock issued to such Selling Stockholder upon such exercise, the Company agreed to deliver to such Selling Stockholder a new common stock purchase warrant exercisable for up to the number of shares of Common Stock that such Selling Stockholder would receive upon exercise of the Original Warrant, which is the January Warrant. The Amendment Agreement contains customary representations, warranties and covenants by each of the Company and such Selling Stockholder.

Pursuant to the Amendment Agreement, as a result of such Selling Stockholder’s full exercise of the Original Warrant for 2,469,136 shares of Common Stock, we issued such Selling Stockholder the January Warrant exercisable for up to 2,469,136 shares of Common Stock at $1.525 per share. The January Warrant is exercisable at any time until the original expiration date of the Original Warrant, which is April 4, 2024. The exercise price and number of shares issuable upon exercise of the January Warrant are subject to traditional adjustment for stock splits, combinations, recapitalization events and certain dilutive issuances. The January Warrant is required to be exercised for cash; however, if during the term of the January Warrant there is not an effective registration statement under the Securities Act covering the resale of the shares of Common Stock issuable upon exercise of the January Warrant, then the January Warrant may be exercised on a cashless (net exercise) basis pursuant to the formula provided in the January Warrant. The Company used the proceeds of such Selling Stockholder’s exercise of the Original Warrant for product development, working capital and liability reduction purposes.

February Offering

On February 3, 2021, we closed the February Offering, which was conducted pursuant to the January Purchase Agreement, whereby we issued to certain of the Selling Stockholders in a registered direct offering (i) an aggregate of 1,476,016 shares of Series E Preferred Stock, convertible into an aggregate of up to 2,952,032 shares of Common Stock, and (ii) common stock purchase warrants exercisable for up to 1,000,000 shares of Common Stock (the “February Registered Direct Warrants”) at an exercise price of $1.23 per share, subject to customary adjustments thereunder, which were exercisable immediately upon issuance and have five year terms. Such registered direct offering closed concurrently with the closing of a private placement transaction pursuant to which we issued to such Selling Stockholders the February Warrants to purchase up to an aggregate of 1,952,032 shares of Common Stock at an exercise price of $1.23 per share, subject to customary adjustments thereunder, which were exercisable immediately upon issuance and have five year terms. The February Offering resulted in gross proceeds of approximately $4 million, before deducting any offering expenses, and the net proceeds from the February Offering were used for working capital and liability reduction purposes. As of the date of this prospectus, (i) all shares of Series E Preferred Stock issued in connection with the February Offering have been converted by the Selling Stockholders into an aggregate of 2,952,032 shares of Common Stock and (ii) one of the Selling Stockholders has fully exercised its February Registered Direct Warrant for an aggregate of 500,000 shares of Common Stock. On August 16, 2021, the Company filed a certificate with the Secretary of State of the State of Delaware eliminating and canceling all designations, rights, preferences and limitations of the Series E Preferred Stock, and all shares of Series E Preferred Stock resumed the status of authorized but unissued shares of preferred stock of the Company.

August Offering

On August 16, 2021, we closed the August Offering, which was conducted pursuant to the August Purchase Agreement, whereby we issued to certain of the Selling Stockholders in a private placement offering (i) an aggregate of 1,333,333 shares of Series F Preferred Stock, convertible into an aggregate of up to 10,666,664 shares of Common Stock, assuming a Conversion Price of $0.375 per share, and (ii) the August Warrants exercisable for up to 6,666,665 shares of Common Stock at an exercise price of $0.78 per share, subject to customary adjustments thereunder, which are exercisable six months from the date of issuance and have terms of five and a half (5.5) years. The August Offering resulted in gross proceeds of approximately $4 million, before deducting any offering expenses, and the net proceeds from the August Offering are being used for working capital, general business and liability reduction purposes. As of the date of this prospectus, all shares of Series F Preferred Stock issued in connection with the August Offering are outstanding and none of the August Warrants have been exercised.

The securities issued to certain of the Selling Stockholders pursuant to the registered direct offerings in connection with each of the December Offering and the February Offering were registered under the Securities Act pursuant to two separate prospectus supplements to our currently effective registration statement on Form S-3 (File No. 333-228624), which was initially filed with the SEC on November 30, 2018 and was declared effective on December 12, 2018 (the “Shelf Registration Statement”). We filed the prospectus supplement to the Shelf Registration Statement in connection with the December Offering with the SEC on December 18, 2020, and we filed the prospectus supplement to the Shelf Registration Statement in connection with the February Offering with the SEC on February 1, 2021. Pursuant to each of the Purchase Agreements, each of the Warrants and the shares of Series F Preferred Stock were issued to the Selling Stockholders in a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders consist of the Shares, the Warrant Shares issuable upon exercise of the Warrants, and the Conversion Shares issuable upon conversion of the shares of the Series F Preferred Stock. For additional information regarding the issuance of these securities, see “Registered Direct Offerings and Private Placements” on page 21 of this prospectus.  We are registering the Shares, the Warrant Shares and the Conversion Shares in order to permit the Selling Stockholders to offer such shares of Common Stock for resale from time to time. Except for the transactions described in the section entitled “Registered Direct Offerings and Private Placements”, and as disclosed in this section under “Material Relationships with Selling Stockholders,” the Selling Stockholders have not had any material relationship with us or our affiliates within the past three years.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) the shares of Common Stock beneficially owned by the Selling Stockholder prior to this offering, (ii) the number of shares of Common Stock being offered by the Selling Stockholder pursuant to this prospectus and (iii) the Selling Stockholders’ beneficial ownership of our outstanding shares of Common Stock after completion of this offering. The registration of the Shares, the Warrant Shares and the Conversion Shares issuable or issued to the Selling Stockholders pursuant to the Warrants and Series F Certificate of Designation, as applicable, does not necessarily mean that the Selling Stockholders will sell all or any of such shares of Common Stock, but the number of shares of Common Stock and percentages set forth in the final two columns below assume that all shares of Common Stock being offered by the Selling Stockholders are sold. The final two columns also assume, as of August 26, 2021, the full exercise of the Warrants and the full conversion of all shares of Series F Preferred Stock, without regard to any limitations on conversion or exercise, as applicable. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of Common Stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of Common Stock beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of Common Stock subject to securities held by that Selling Stockholder that are exercisable for or convertible into shares of Common Stock within 60 days after August 26, 2021, are deemed outstanding. For the purposes of this table, the August Warrants are not deemed to be beneficially owned by the Selling Stockholders because they are not exercisable for shares of Common Stock within 60 days after August 26, 2021. Such shares of Common Stock, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Maximum Number of Conversion Shares to be Sold Pursuant to this Prospectus (2)	Maximum Number of Warrant Shares to be Sold Pursuant to this Prospectus (3)	Number of Shares of Common Stock Beneficially Owned After Offering (4)	Percentage Beneficially Owned After Offering (4)
Anson Investments Master Fund LP (5)	6,306,301	-	666,666	6,839,649	141,625	*
Alpha Capital Anstalt (6)	3,667,593	2,007,160	333,333	2,064,042	1,425,632	2.61%
3i, LP (7)	2,666,672		333,334	1,666,670	0	-
TOTAL	12,773,876	-	1,333,333	11,149,001	4,036,393	7.38%

*	Less than 1%

(1)	The Warrants and the shares of Series F Preferred Stock are subject to, or contain certain beneficial ownership limitations in the Warrants and the Series F Certificate of Designation, as applicable, which provide that a holder of the Warrants or shares of Series F Preferred Stock will not have the right to exercise any portion of such Warrants or convert such shares Series F Preferred Stock, respectively, if such holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or exercise, provided that upon at least 61 days’ prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding (each such limitation, a “Beneficial Ownership Limitation”). As a result, the number of shares of Common Stock reflected in this column as beneficially owned by each Selling Stockholder includes (a) any outstanding shares of Common Stock held by such Selling Stockholder, and (b) if any, the number of Warrant Shares and Conversion Shares offered hereby and any other securities convertible into or exercisable for shares of Common Stock that may be held by such Selling Stockholder, in each case which such Selling Stockholder has the right to acquire as of August 26, 2021 and without it or any of its affiliates beneficially owning more than 4.99% or 9.99%, as applicable, of the number of outstanding shares of Common Stock as of August 26, 2021.

(2)	Represents shares of Common Stock beneficially owned by the Selling Stockholders upon full conversion of the shares of Series F Preferred Stock, without regard to the Beneficial Ownership Limitation that applies to such shares of Series F Preferred Stock, and assuming a Conversion Price of $0.375 per share).

(3)	Represents shares of Common Stock beneficially owned by the Selling Stockholders upon full exercise of the Warrants offered hereby, without regard to the Beneficial Ownership Limitations that apply to such Warrants.

(4)	The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 2,469,136 shares of Common Stock outstanding on August 26, 2021, which includes 53,311,898 shares of Common Stock issued and outstanding as of such date and assumes full exercise of the Warrants for an aggregate of 13,618,136 Warrant Shares offered hereby and full conversion of all outstanding shares of Series F Preferred Stock into an aggregate of 10,666,664 Conversion Shares (assuming a Conversion Price equal to the Floor Price of $0.375 per share) offered hereby. The calculation of beneficial ownership reported in such columns takes into account the effect of the applicable Beneficial Ownership Limitations pursuant to the Warrants and the Series F Certificate of Designation held by the applicable Selling Stockholders after this offering.

(5)

Shares of Common Stock beneficially owned prior to the offering include warrants exercisable for an aggregate of 6,117,080 shares of Common Stock, and 666,666 shares of Series F Preferred Stock convertible into 5,333,328 shares of Common Stock, which warrants and shares of Series F Preferred Stock are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants and such shares of Series F Preferred Stock will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding and exclude the August Warrants exercisable for up to 3,333,330 shares of Common Stock which are not exercisable for shares of Common Stock within 60 days after August 26, 2021. Anson Investments Master Fund LP’s (“AIMF”) beneficial ownership includes warrants and shares of Series F Preferred Stock exercisable for up to an aggregate of 2,799,982 shares of Common Stock and excludes, due to the 4.99% beneficial ownership limitations, warrants and shares of Series F Preferred Stock subject to 4.99% beneficial ownership limitations exercisable for up to an aggregate of 5,144,107 shares of Common Stock. AIMF’s beneficial ownership also includes certain warrants with 9.99% beneficial ownership limitations exercisable for up to an aggregate of 3,506,319 shares of Common Stock.

Shares of Common Stock beneficially owned subsequent to the offering include warrants subject to 4.99% beneficial ownership limitations exercisable for up to an aggregate of 1,368,750 shares of Common Stock.

Anson Advisors Inc. (“AAI”) and Anson Funds Management LP (“AFM”, and together with AAI, “Anson”) are the co-investment advisers of AIMF. Anson holds voting and dispositive power over the securities held by AIMF. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of AFM. Moez Kassam and Amin Nathoo are directors of AAI. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The principal business address of the AIMF is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(6)

Shares of Common Stock beneficially owned prior to the offering include 2,064,042  Shares, warrants exercisable for an aggregate of 2,344,766 shares of Common Stock and 333,333 shares of Series F Preferred Stock convertible into 2,666,664 shares of Common Stock, which warrants and shares of Series F Preferred Stock are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants and such shares of Series F Preferred Stock will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding, and exclude the August Warrants exercisable for up to 1,666,666 shares of Common Stock which are not exercisable for shares of Common Stock within 60 days after August 26, 2021. Alpha Capital Anstalt’s beneficial ownership includes warrants and shares of Series F Preferred Stock for up to an aggregate of 627,535 shares of Common Stock and excludes, due to a 4.99% beneficial ownership limitations, warrants and shares of Series F Preferred Stock subject to 4.99% beneficial ownership limitations exercisable for up to an aggregate of 3,407,879 shares of Common Stock. Alpha Capital Anstalt’s beneficial ownership also includes certain warrants with 9.99% beneficial ownership limitations exercisable for up to an aggregate of 976,016 shares of Common Stock.

Shares of Common Stock beneficially owned subsequent to the offering include (i) 56,882 shares of Common Stock, and (ii) warrants subject to 4.99% beneficial ownership limitations exercisable for up to an aggregate of 1,368,750 shares of Common Stock.

Konrad Ackermann has voting and investment control over the securities held by Alpha Capital Anstalt. The principal business address of Alpha Capital Anstalt is c/o Lettstrasse 32, FL-9490 Vaduz, Furstentums, Liechtenstein.

(7)

Shares of Common Stock beneficially owned prior to the offering consist of 333,334 shares of Series F Preferred Stock convertible into 2,666,672 shares of Common Stock and exclude the August Warrants exercisable for up to 1,666,670 shares of Common Stock which are not exercisable for shares of Common Stock within 60 days after August 26, 2021. Assuming full exercise of such August Warrant offered hereby and full conversion of such shares of Series F Preferred Stock, such Selling Stockholder will not beneficially own any Common Stock subsequent to this offering.

The business address of 3i, LP is 140 Broadway, 38th Floor, New York, NY 10005. 3i, LP’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, and has sole voting control and investment discretion over securities beneficially owned directly indirectly by 3i Management, LLC and 3i, LP. Such persons and entities have been advised that none of Mr. Tarlow, 3i Management, LLC or 3i, LP is a member of FINRA or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. Mr. Tarlow disclaims any beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management, LLC.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of the Shares, the Warrant Shares and the Conversion Shares under this prospectus and we will not receive any of such proceeds. We will receive proceeds in the event that any of the Warrants are exercised for cash at their applicable exercise prices per share, which would result in our receipt of aggregate gross proceeds of up to approximately $12,606,278 if all Warrants are exercised in full for cash at such prices. Any proceeds that we receive from the exercise of the Warrants will primarily be used for product development, working capital and liability reduction purposes. The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. The December Warrant and the February Warrants were immediately exercisable upon issuance. The August Warrants are exercisable six months from the date of issuance, or February 16, 2022. In addition, (i) the December Warrant may be exercised on a cashless basis if, at any time on or after June 18, 2021, there is not an effective registration statement covering the resale of the December Warrant Shares, or the prospectus contained therein is not available for the issuance of the December Warrant Shares, (ii) the February Warrants may be exercised on a cashless basis if, at any time on or after August 2, 2021, there is not an effective registration statement covering the resale of the February Warrant Shares, or the prospectus contained therein is not available for the issuance of the February Warrant Shares, and (iii) the August Warrants may be exercised on a cashless basis if, at any time on or after February 16, 2022, there is not an effective registration statement covering the resale of the August Warrant Shares, or the prospectus contained therein is not available for the issuance of the August Warrant Shares. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of any of the Warrants, and we cannot plan on any specific uses of any proceeds that we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

DESCRIPTION OF SECURITIES THAT THE SELLING STOCKHOLDERS ARE OFFERING

The Selling Stockholders are offering for resale up to 2,007,160 shares of Common Stock, up to an aggregate of 13,618,136 shares of Common Stock issuable upon full exercise of the Warrants and up to 10,666,664 shares of Common Stock issuable upon full conversion of the shares of Series F Preferred Stock (assuming a Conversion Price of $0.375 per share). The following description of our Common Stock, certain provisions of our Certificate of Incorporation, our by-laws and Delaware law are summaries. You should also refer to our Certificate of Incorporation and our by-laws, which are filed as exhibits to the registration statement of which this prospectus is part. For a further description of the Warrants, the shares of Series F Preferred Stock and the Series F Certificate of Designation, see “Registered Direct Offerings and Private Placements”. For a complete description of the terms and conditions of the Shares and the December Warrant, investors should refer to our Current Report on Form 8-K filed with the SEC on December 18, 2020 and the form of December Warrant filed as an exhibit thereto. For a complete description of the terms and conditions of the February Warrants, investors should refer to our Current Report on Form 8-K filed with the SEC on February 1, 2021 and the form of February Warrant filed as an exhibit thereto. For a complete description of the terms and conditions of the August Warrants, the shares of Series F Preferred Stock and the Series F Certificate of Designation, investors should refer to our Current Report on Form 8-K filed with the SEC on August 17, 2021 and the form of August Warrant and the form of Series F Certificate of Designation filed as exhibits thereto.

General

The Company is authorized to issue 110,000,000 shares of its capital stock consisting of (a) 100,000,000 shares of Common Stock and (b) 10,000,000 shares of “blank check” preferred stock, of which 3,125,000 shares of preferred stock were designated as the Series A Convertible Preferred Stock (“Series A Preferred Stock”), 4,500,000 shares of preferred stock were designated as the Series B Convertible Preferred Stock (“Series B Preferred Stock”), 2,000 shares of preferred stock were designated as the Series C Preferred Stock, 1,515,151 shares of preferred stock were designated as Series D Preferred Stock, 1,476,016 shares of preferred stock were designated as Series E Preferred Stock and 1,333,333 shares of preferred stock were designated as Series F Preferred Stock. On February 1, 2021, the Company filed a certificate with the Secretary of State of the State of Delaware eliminating and canceling all designations, rights, preferences and limitations of the Series D Preferred Stock, and all shares of Series D Preferred Stock resumed the status of authorized but unissued shares of preferred stock of the Company. On August 16, 2021, the Company filed a certificate with the Secretary of State of the State of Delaware eliminating and canceling all designations, rights, preferences and limitations of the Series E Preferred Stock, and all shares of Series E Preferred Stock resumed the status of authorized but unissued shares of preferred stock of the Company.

As of August 26, 2021, 53,311,898 shares of our Common Stock were issued and outstanding, held by 81  stockholders of record (which do not include shares of Common Stock held in street name), which number excludes the following as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 16,044,798 shares of Common Stock with an approximate weighted average exercise price and remaining life in years of $1.32 and 4.22, respectively, and (ii) the exercise of outstanding options to purchase up to an aggregate of 408,584 shares of Common Stock. In addition, as of August 26, 2021, 2,000 shares of our Series C Preferred Stock were issued and outstanding, held by 1 stockholder of record, 1,333,333 shares of Series F Preferred Stock were issued and outstanding, held by 3 stockholders of record, and no shares of our Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock or Series E Preferred Stock were issued and outstanding. The Series C Preferred Stock ranks senior to the Common Stock and the Series F Preferred Stock with respect to dividends and redemption rights and rights upon liquidation, dissolution or winding up of the Company, and the Series F Preferred Stock ranks senior to the Common Stock with respect to dividends and redemption rights and rights upon liquidation, dissolution or winding up of the Company.

Common Stock

Each share of Common Stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. Our stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of our Common Stock who hold, in the aggregate, more than 50% of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our Common Stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Anti-Takeover Provisions

Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Anti-Takeover Effects of Certain Provisions of our Bylaws

Our bylaws provide that directors may be removed by the stockholders with or without cause upon the vote of a majority of the holders of Common Stock then entitled to vote. Furthermore, the authorized number of directors may be changed only by resolution of the Board or of the stockholders, and vacancies may only be filled by a majority vote of the directors, including those who may have resigned. Except as otherwise provided in the bylaws and the Certificate of Incorporation any vacancies or newly created directorships on the Board resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Our bylaws also provide that only our chairman of the Board, chief executive officer, president or one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting may call a special meeting of stockholders.

The combination of these provisions makes it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Since our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Registration Rights

Pursuant to each of the Purchase Agreements, the Company was obligated to file a registration statement on Form S-1 or Form S-3 with the SEC covering the resale of the respective Warrant Shares issuable upon exercise of the respective Warrants and the resale of the respective Conversion Shares issuable upon conversion of the respective shares of Series F Preferred Stock issued pursuant to each of the Purchase Agreements, including the Shares, and to ensure such registration statement is declared effective. In order to satisfy such obligations, the Company is filing this registration statement to register for resale the Shares, all of the respective Warrant Shares issuable upon exercise of the respective Warrants and all of the Conversion Shares issuable upon conversion of the respective shares of Series F Preferred Stock issued to the Selling Stockholders in connection with the December Offering, the February Offering, the Amendment Agreement and the August Offering, as applicable.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC, which is located at 18 Lafayette Place, Woodmere, NY 11598 and its telephone number is (212) 828-8436.

Nasdaq Listing

Our Common Stock is listed on Nasdaq under the symbol “NXTD.”

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121 and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and are informing the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for us by Sullivan &Worcester LLP of New York, New York.

EXPERTS

The consolidated financial statements of Nxt-ID, Inc. as of December 31, 2020 and 2019 and for each of the two years then ended incorporated in this prospectus supplement and accompanying base prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.nxt-id.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase shares of our Common Stock in this offering.

INCORPORATION BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus or any subsequently filed document incorporated by reference herein as described below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on April 15, 2021;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 17, 2021;

●	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 16, 2021;

●	our Preliminary Proxy Statement on Schedule 14A for our special meeting of stockholders to be held on September 21, 2021, filed with the SEC on July 23, 2021;

●	our Current Reports on Forms 8-K and 8-K/A filed with the SEC on January 5, 2021, January 8, 2021, January 14, 2021, January 25, 2021, February 1, 2021, February 3, 2021, February 8, 2021, February 9, 2021, May 3, 2021, May 28, 2021, June 17, 2021, June 21, 2021, July 15, 2021, July 21, 2021, August 13, 2021, August 17, 2021 and August 20, 2021; and

●	our registration statement on Form 8-A filed with the SEC on September 9, 2014.

We also incorporate by reference into this prospectus additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act: (i) on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) on or after the date of this prospectus but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, but not delivered with such prospectus. Requests should be directed to:

Nxt-ID, Inc.

288 Christian Street

Hangar C 2nd Floor

Oxford, CT 06478
(203) 266-2103

info@nxt-id.com

Copies of these filings are also available on our website at www.nxt-id.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

2,007,160 Shares of Common Stock

Up to 13,618,136 Shares of Common Stock underlying Warrants

Up to 10,666,664 Shares of Common Stock Issuable Upon Conversion of or Payment Made on Shares of Series F Convertible Preferred Stock

NXT-ID, INC.

PROSPECTUS

The date of this prospectus is          , 2021.

Through and including            , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares of Common Stock). All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$2,384.64
Transfer agent and registrar fees and expenses	$3,000
Legal fees and expenses	$35,000
Printing fees and expenses	$7,000
Accounting fees and expenses	$10,000
Miscellaneous fees and expenses	$3,500
Total	$60,884.64

Item 15. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any person who was, or is, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or directors has actually and reasonably incurred. Section 145 of the DGCL further provides that a Delaware corporation may indemnify any other person who is not a present or former director or officer of such corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above. Our by-laws in effect provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities to the extent permitted by the DGCL.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the DGCL.

Pursuant to an employment agreement, dated as of June 8, 2021 and effective June 14, 2021, that we entered into with Chia-Lin Simmons, our Chief Executive Officer (the “Employment Agreement”), we have agreed to defend, indemnify, and hold Ms. Simmons harmless for all past or future acts, omissions or decisions made by her in good faith while performing services for us, and for all necessary expenditures or losses incurred by her in direct consequence of the discharge of her duties, to the fullest extent permitted by applicable law. Such obligations extend to claims, allegations, threats, losses, liabilities, causes of action, lawsuits, proceedings, judgments, fines, penalties, damages, costs and expenses including attorneys’ fees and other legal expenses, made against Ms. Simmons arising out of or related to any act or omission by or attributable to any of our employees or those of our affiliates, including but not limited to any individual that previously served as our Chief Executive Officer or served in such position for our affiliates. Pursuant to the Employment Agreement, we may satisfy our indemnity obligations thereunder by purchasing directors and officers insurance coverage that provides the defense and indemnity provisions thereof, including prior acts of prior directors or officers, and if any carrier reserves its rights to decline coverage, even while providing a defense, or denies coverage as to any claim, Ms. Simmons has the right to retain counsel at our or the insurance carrier’s expense. In addition, pursuant to the Employment Agreement, we have agreed not to settle any claim against Ms. Simmons without her written consent, which shall not be unreasonably withheld, and any such settlement shall not include any admission of fault, wrongdoing, or liability by Ms. Simmons. The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached as Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on June 17, 2021.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any by-law provision, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

We maintain a general liability insurance policy that covers liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as our directors or officers.

See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

i. Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement;

ii. Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

iii. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oxford, in the State of Connecticut on August 27, 2021.

NXT-ID, INC.

By:	/s/ Chia-Lin Simmons
Chia-Lin Simmons
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chia-Lin Simmons, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for her, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

/s/ Chia-Lin Simmons	Chief Executive Officer and Director	August 27, 2021
Chia-Lin Simmons	(Principal Executive Officer)

/s/ Mark Archer	Interim Chief Financial Officer	August 27, 2021
Mark Archer	(Principal Financial and Accounting Officer)

/s/ Major General David R. Gust, USA, Ret.	Director	August 27, 2021
Major General David R. Gust, USA, Ret.

/s/ Michael J. D’Almada-Remedios, PhD	Director	August 27, 2021
Michael J. D’Almada-Remedios, PhD

/s/ Daniel P. Sharkey	Director	August 27, 2021
Daniel P. Sharkey

/s/ Robert A. Curtis, Pharm.D.	Director	August 27, 2021
Robert A. Curtis, Pharm.D.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger by and among Nxt-ID, Inc., Fit Merger Sub, Inc., Fit Pay, Inc. and Michael Orlando (18)
3.1(i)	Certificate of Incorporation, as amended (1)
3.1(i)(a)	Certificate of Amendment to Certificate of Incorporation (14)
3.1(i)(b)	Certificate of Designations of Series A Convertible Preferred Stock (10)
3.1 (i)(c)	Amendment of Certificate of Designations of Series A Convertible Preferred Stock (12)
3.1(i)(d)	Second Certificate of Amendment of Designations of Series A Convertible Preferred Stock (13)
3.1(i)(e)	Certificate of Designations for Series B Convertible Preferred Stock (13)
3.1(i)(f)	Certificate of Designations for Series C Non-Convertible Preferred Stock (18)
3.1(i)(g)	Certificate of Designations for Series D Convertible Preferred Stock (28)
3.1(i)(h)	Amended and Restated Certificate of Designations for Series D Convertible Preferred Stock (28)
3.1(i)(i)	Form of Elimination of Amended and Restated Certificate of Designations for Series D Convertible Preferred Stock (29)
3.1(i)(j)	Certificate of Designations for Series E Convertible Preferred Stock (29)
3.1(i)(k)	Form of Certificate of Designations for Series F Convertible Preferred Stock (41)
3.1(i)(l)	Elimination of Certificate of Designations for Series E Convertible Preferred Stock (42)
3.1(ii)	By-laws (1)
4.1	Form of Warrant for January 2014 Offering (2)
4.2	Form of Agent Warrant for January 2014 Offering (2)
4.3	Form of Warrant for June 2014 and August 2014 Offerings (5)
4.4	Form of Warrant for September 2014 Offering (6)
4.5	Form of Underwriter Warrant for September 2014 Offering (6)
4.6	Form of Class A Warrant (7)
4.7	Form of Class B Warrant (7)
4.8	Form of Warrant for July 2015 Private Placement (8)
4.9	Form of Warrant for December 2015 Agreement with WorldVentures Holdings, LLC (9)
4.10	Form of Warrant for May 2016 Interest Purchase Agreement with LogicMark, LLC (11)
4.11	Form of Warrant for July 2016 Private Placement (13)
4.12	Form of Seller’s Note for July 2016 LogicMark, LLC Acquisition (13)
4.13	Form of Warrant for November 2016 Agreement with LogicMark, LLC (16)
4.14	Form of November 2016 Exchange Note (16)
4.15	Form of Pre-Funded Warrant for July 2017 Public Offering (19)
4.16	Form of Purchase Warrant for July 2017 Private Placement (19)
4.17	Form of July 2017 Exchange Note (20)
4.18	Form of Warrant for July 2017 Exchange (20)
4.19	Form of Warrant for November 2017 Private Placement (21)
4.20	Form of Warrant to Sagard Credit Partners, LP (24)
4.21	Form of September 2018 New Warrant (26)
4.22	Form of Warrant Amendment and Exercise Agreement (26)
4.23	Form of Pre-Funded Warrant for July 2020 Private Placement (31)
4.24	Form of Registered Warrant for July 2020 Private Placement (31)
4.25	Form of Unregistered Warrant for July 2020 Private Placement (31)
4.26	Form of Registered Warrant for December 2020 Private Placement (28)
4.27	Form of Unregistered Warrant for December 2020 Private Placement (28)
4.28	Form of New Warrant (34)
4.29	Form of Series E Convertible Preferred Stock Certificate (29)
4.30	Form of Registered Warrant for February 2021 Private Placement (29)
4.31	Form of Unregistered Warrant for February 2021 Private Placement (29)
4.32	Form of Unregistered Warrant for August 2021 Private Placement (41)
5.1*	Opinion of Sullivan & Worcester LLP
10.1†	2013 Long Term Incentive Plan (1)
10.2†	Forms of Agreement Under 2013 Long Term Incentive Plan (1)
10.3†	2017 Stock Incentive Plan (25)

10.4†	Employment Agreement Between Nxt-ID and Gino Pereira (3)
10.5†	Employment Agreement Between Nxt-ID and Michael J. Orlando (23)
10.6	License Agreement between 3D-ID, LLC and Genex Technologies (1)
10.7	Purchase Agreement between 3D-ID, LLC and Nxt-ID, Inc. (1)
10.8††	Manufacturing agreement with Identita Technologies, Inc., dated January 18, 2013 (4)
10.9	Form of Warrant Purchase Agreement for July 2015 Private Placement (8)
10.10	Form of Securities Purchase Agreement for December 2015 Agreement with WorldVentures Holdings, LLC (9)
10.11	Form of Interest Purchase Agreement for May 2016 Agreement with LogicMark, LLC (11)
10.12	Form of First Amendment to Interest Purchase Agreement for May 2016 Agreement with LogicMark, LLC (12)
10.13	Form of Security Agreement for July 2016 Agreement with LogicMark, LLC (13)
10.14	Form of Loan and Security Agreement for July 2016 Agreement with ExWorks Capital Fund I, L.P. (13)
10.15	Form of Subordination Agreement for July 2016 Agreement with LogicMark, LLC (13)
10.16	Form of Securities Purchase Agreement for July 2016 Agreement with LogicMark, LLC (13)
10.17	Form of Registration Rights Agreement for July 2016 Agreement with LogicMark, LLC (13)
10.18	Form of Forbearance Agreement between Nxt-ID and LogicMark Investment Partners, LLC (15)
10.19	Form of Exchange Agreement for November 2016 Agreement with LogicMark, LLC (16)
10.20	Form of Intercreditor Agreement for November 2016 Agreement with LogicMark, LLC (16)
10.21	First Amendment to Forbearance Agreement for November 2016 Agreement with LogicMark, LLC (16)
10.22	Form of Letter Agreement with July 2016 Investors (17)
10.23	Form of Placement Agency Agreement for July 2017 Offering (19)
10.24	Form of Securities Purchase Agreement for July 2017 Offering (19)
10.25	Form of July 2017 Exchange Agreement (20)
10.26	Form of July 2017 Assignment and Assumption Agreement (20)
10.27	Form of Placement Agency Agreement for November 2017 Offering (21)
10.28	Form of Securities Purchase Agreement for November 2017 Offering (21)
10.29	Form of Placement Agency Agreement for December 2017 Offering (22)
10.30	Form of Securities Purchase Agreement for December 2017 Offering (22)
10.31	Senior Secured Credit Agreement, dated May 24, 2018, with Sagard Holdings Manager, LP (24)
10.32	Security Agreement, dated May 24, 2018, with Sagard Holdings Manager, LP (24)
10.33	Intellectual Property Security Agreement, dated May 24, 2018, with Sagard Holdings Manager, LP (24)
10.34	Pledge Agreement, dated May 24, 2018, with Sagard Holdings Manager, LP (24)
10.35	Guaranty, dated May 24, 2018, with Sagard Holdings Manager, LP (24)
10.36	Paycheck Protection Program Promissory Note and Agreement, dated May 1, 2020, by and between Bank of America, NA and LogicMark, LLC (30)
10.37	Paycheck Protection Program Promissory Note and Agreement, dated May 1, 2020, by and between Bank of America, NA and Nxt-ID, Inc. (30)
10.38	Form of Securities Purchase Agreement for July 2020 Offering (31)
10.39	LogicMark Senior Secured Credit Agreement, dated May 3, 2019, (32)
10.40	LogicMark, LLC Security Agreement, dated May 3, 2019 (32)
10.41	LogicMark, LLC Securities Pledge Agreement, dated May 3, 2019 (32)
10.42	LogicMark, LLC Intellectual Property Security Agreement, dated May 3, 2019 (32)
10.43	Guaranty, dated May 3, 2019 (32)
10.44	First Amendment to Senior Secured Credit Agreement, dated as of November 16, 2020 (33)
10.45	Form of Securities Purchase Agreement for December 2020 Offering (28)
10.46	Form of Warrant Amendment and Exercise Agreement, dated January 8, 2021 (34)
10.47†	Employment Agreement by and between the Company and Vincent S. Miceli, dated as of January 8, 2021 (35)
10.48	Form of Securities Purchase Agreement for February 2021 Offering (29)
10.49	Second Amendment to Senior Secured Credit Agreement, dated as of February 8, 2021 (36)
10.50	Lease Agreement by and between LogicMark LLC and Moorman Properties LLC (37)

10.51†	Employment Agreement by and between the Company and Chia-Lin Simmons, dated as of June 8, 2021 (38)
10.52	Settlement Agreement, effective August 11, 2021, by and between the Company and GDMSAI (39)
10.53†	Consulting Agreement, dated as of July 15, 2021, by and between the Company and FLG Partners (40)
10.54	Letter Agreement, signed on August 9, 2021, and effective as of August 1, 2021, by and between the Companyand Vincent S. Miceli (40)
10.55	Form of Securities Purchase Agreement for August 2021 Offering (41)
14.1	Code of Ethics (3)
21.1	List of Subsidiaries (27)
23.1*	Consent of Marcum LLP
23.2*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this registration statement)

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.
††	Confidential treatment has been received for schedules A, C, and D to the agreement.

(1)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-184673) with the SEC on January 31, 2013.
(2)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on January 17, 2014.
(3)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on February 25, 2014.
(4)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1/A (File No. 333-184673) with the SEC on March 25, 2013.
(5)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-197845) with the SEC on August 5, 2014.
(6)	Filed as Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-197845) with the SEC on August 14, 2014.
(7)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on April 24, 2015.
(8)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on July 30, 2015.
(9)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on January 4, 2016.
(10)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on April 12, 2016.
(11)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on May 20, 2016.
(12)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on July 7, 2016.
(13)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on July 27, 2016.
(14)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on September 12, 2016.
(15)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on September 26, 2016.
(16)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 30, 2016.
(17)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on February 10, 2017.
(18)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on May 30, 2017.
(19)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on July 10, 2017.
(20)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on July 20, 2017.
(21)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 9, 2017.
(22)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on December 21, 2017.
(23)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on April 2, 2018.
(24)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on May 30, 2018.
(25)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-226116) with the SEC on July 10, 2018.
(26)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on September 20, 2018.
(27)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on March 30, 2020.
(28)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on December 18, 2020.
(29)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on February 1, 2021.
(30)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on May 12, 2020.
(31)	Filed as an Exhibit to the Company’s Current Report on Form 8-K/A with the SEC on July 13, 2020.
(32)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on May 15, 2019.
(33)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on November 16, 2020.
(34)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on January 8, 2021.
(35)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on January 14, 2021.
(36)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on February 8, 2021.
(37)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on April 15, 2021.
(38)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on June 17, 2021.
(39)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on August 13, 2021.
(40)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on August 16, 2021.
(41)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on August 17, 2021.
(42)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on August 20, 2021.